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                                                                    EXHIBIT 23.3

                     CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Phoenix Technologies Ltd. on Form S-8 for 950,000 shares of common stock reserved for issuance under the 1998 Stock Plan and Amended 1991 Employee Stock Purchase Plan of our report dated October 27, 1995, on our audit of the consolidated financial statements and financial statement schedule of Phoenix Technologies Ltd. for the year ended September 30, 1995, appearing in the Annual Report on Form 10-K of Phoenix Technologies, Ltd. for the year ended September 30, 1997, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1934.

                                       /s/ Coopers & Lybrand L.L.P.

San Jose, California
June 3, 1998